Exhibit 99.1

Exhibit 99.1

Hiru Corp. – Announces OTC Markets has Removed the Caveat Emptor

PHOENIX (ACCESS WIRE) June 25, 2021 – Hiru Corp. (the “Company” or “HIRU” – OTC Pink Sheets: HIRU) – HIRU is pleased to announce today that the OTC Markets Group, Inc. (“OTC Markets”) has removed the Caveat Emptor warning from the OTC Markets website that had been previously associated with the company's ticker symbol. This Caveat Emptor removal is a direct result of a concerted effort to update the company's financial records.

The Company has published its financial statements for the fiscal years December 31, 2019, December 31, 2020, as well as the first quarter ended March 31, 2021. Additionally, the Company’s securities counsel posted the omnibus annual legal opinion required by OTC Markets. All these OTC Markets filings were completed in an effort to become current with the mandatory quarterly filing requirements as set forth by OTC Markets.

Kathryn Gavin (HIRU Sole Officer and Director) stated... "It has been far too long since this Company has provided any financial information to the OTC Markets for the public consumption for which it is meant. It was my goal to provide this information in an expeditious and transparent manner. Now we can move on to building the revenue base of the Company as we move forward." Ms. Gavin continued by adding,… "The removal of the Caveat Emptor is just the first step toward HIRU’s new future and in so doing it demonstrates to current shareholders and potential investors alike that we are open for business."

Ms. Gavin has been working arduously since being appointed CEO of HIRU to address the inherited shortcomings that existed before her appointment. This is a strong show of force since being made sole officer and director less than 60 days ago.

About Us

Hiru Corp. is a Georgia corporation, is a public quoted Pink Sheet issuer under the ticker symbol “HIRU”.

Forward Looking Statement

Certain statements that we make may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as believes, expects, anticipates, intends, plans, estimates, projects, forecasts, and future or conditional verbs such as will, may, could, should, and would, as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report and subsequent Flings, which are available on Otcmarkets.com. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

Source

Hiru Corp.

Phoenix, Arizona